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                                                                    EXHIBIT 23.6

                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
CNET Networks, Inc.:

We consent to incorporation by reference in the registration statement on Form S-4, dated September 6, 2000 of CNET Networks, Inc. of our report dated February 29, 2000, relating to the consolidated balance sheets of CNET Networks, Inc. and subsidiaries as of December 31, 1999, and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of CNET Networks, Inc. and to the references to our firm under the headings "Selected Financial Data" and "Experts" in the registration statement.



                                    KPMG LLP


San Francisco, California
September 8, 2000